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                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2).

     [ ] Definitive proxy statement.

     [X] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12.

                                  MALAN REALTY
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                (Name of Registrant as Specified in Its Charter)
                                  MALAN REALTY
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    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.
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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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[LETTERHEAD]







                                                                  April 28, 2000


Dear Shareholder:

We regret that our shareholders must continue to endure this costly battle of letters and telephone calls and we very much appreciate your continued patience and support as we approach our May 10 annual meeting date.

Unfortunately, we are forced to write you once more to correct some of the false and misleading statements Kensington has made about Malan and its executives in their obvious desperation to win this proxy contest.

Some of Kensington's statements were so egregious that we also wrote a letter to the United States Securities and Exchange Commission alleging a number of serious violations of the securities laws. We have asked the SEC to take action against Kensington so that all Malan shareholders could receive complete and accurate information as they decide which slate of nominees to support. We sincerely hope this brief letter will be our last before the annual meeting.


KENSINGTON FAILS TO ACCOUNT FOR OUR STRONG DIVIDEND YIELD
IN ITS ATTACK ON OUR STOCK PRICE PERFORMANCE

Kensington's April 21 fight letter complains about our stock price and returns to shareholders, yet conveniently neglects to give you the whole story. A $100 investment in Malan on 12/30/94--the year Malan went public--was worth $175.75 on April 24, 2000.

Furthermore, Malan's stock price has outperformed the entire portfolio of REIT stocks that are beneficially owned by Kensington. This leads us to believe that Kensington is initiating this unnecessary proxy fight merely as a way to find liquidity in our stock to prop up returns from its portfolio of lagging REIT stocks. Whatever Kensington intends, it is clear that in a difficult market for REITs, Malan has performed much better than many other REITs.


KENSINGTON'S STATEMENTS ABOUT MALAN'S EXECUTIVE
COMPENSATION ARE SIMPLY INCORRECT

In its opposition proxy statement, Kensington states that "annual salary and bonus payments to management have increased over 60% from 1994's levels." Yet, in its April 21 letter, Kensington states "annual executive compensation increased 70% since 1994." These two statements are clearly inconsistent; but more importantly, they are both simply wrong.


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The facts are that the compensation of Messrs. Gramer, Kaline and Broderick increased a total of 40% since 1994--representing an average increase of approximately 7% a year. Furthermore, if you include the salaries of two former officers no longer with Malan, whose responsibilities are now partially covered by Messrs. Gramer, Kaline and Broderick, the total compensation for all officers as a group increased a mere 1.3% since 1994.


THE ATTACK ON THE CHARACTER OF MALAN'S DIRECTORS
AND MANAGEMENT LACKS ANY FACTUAL BASIS

Kensington's fight letter also directly impugns the character, integrity and personal reputation of all Malan management and directors--but does so without any factual support.

For example, the Kensington fight letter twice refers to Malan's management and directors as having engaged in "questionable business practices." Yet, this general attack does not go on to list any specific business practices of the management or directors other than Mr. McBride. You should be aware that Mr. McBride vehemently refutes Kensington's charges and has instructed his personal attorney to look into Kensington's misstatements with regard to him.

Most importantly, the allegations against Mr. McBride involve accounting practices and policies that were in place before he became an executive officer at Assisted Living Concepts.


TIME IS SHORT.  THE ANNUAL MEETING IS MAY 10.
PLEASE VOTE YOUR WHITE PROXY CARD TODAY!

Remember--your Board and management has produced 3 consecutive years of record revenues, 3 consecutive years of record funds from operations and 23 consecutive quarterly dividend payments at an annualized rate of $1.70 per share since 1994. Please vote your WHITE proxy today.

As we informed you in our last letter, even if you have already voted a GOLD Kensington proxy card, you have every legal right to change your mind and return the WHITE management proxy. In a proxy contest, only the latest-dated card voted will count in the final tally.

If you have questions about voting your shares, or changing your vote, please call our proxy solicitors, MacKenzie Partners, Inc. toll-free at (800) 322-2885. We appreciate your continuing support of Malan.

                                    Sincerely,


/s/ Anthony S. Gramer      /s/ Michael K. Kaline     /s/ Elliott J. Broderick
ANTHONY S. GRAMER          MICHAEL K. KALINE         ELLIOTT J. BRODERICK
President and CEO          Vice President            Chief Accounting Officer